Exhibit 99.1

Investor Relations (303) 691-4350 Investor@aimco.com Elizabeth Coalson Vice President Investor Relations (303) 691-4327

APARTMENT INVESTMENT AND MANAGEMENT COMPANY

ANNOUNCES REDEMPTION OF CLASS T CUMULATIVE PREFERRED STOCK,

CLASS V CUMULATIVE PREFERRED STOCK AND CLASS Y CUMULATIVE PREFERRED STOCK

DENVER, CO – May 16, 2012

Apartment Investment and Management Company (“Aimco”) (NYSE: AIV) announced it will redeem: (i) all 6,000,000 outstanding shares of its Class T Cumulative Preferred Stock (the “Class T”) (NYSE: AIVPrT; CUSIP: 03748R-83-8); (ii) all 2,587,500 outstanding shares of its Class V Cumulative Preferred Stock (the “Class V”) (NYSE: AIVPrV; CUSIP: 03748R-81-2); and (iii) all 3,450,000 outstanding shares of its Class Y Cumulative Preferred Stock (the “Class Y” and together with Class T and Class V, the “Preferred Stock”) (NYSE: AIVPrY; CUSIP: 03748R-79-6). Redemptions will occur on June 15, 2012 at $25.00 per share plus an amount equal to accumulated and unpaid dividends thereon to the redemption date equal to: (i) $0.3445 per share for the Class T; (ii) $0.3445 per share for the Class V; and (iii) $0.3380 per share for the Class Y. The total redemption payments of $25.3445 per share for the Class T, $25.3445 for the Class V and $25.3380 per share for the Class Y are payable only in cash. After the redemption date, the shares of Preferred Stock that have been called for redemption will no longer be outstanding and holders of the shares of Preferred Stock that have been called for redemption will have only the right to receive payment of the redemption price in exchange for their Preferred Stock certificates.

The redemption of the Preferred Stock will be made in accordance with the terms specified in the redemption notices sent to holders. Computershare Trust Company, N.A. is acting as redemption agent for the Preferred Stock. Questions regarding the redemption of the Preferred Stock may be referred to Computershare Trust Company, N.A. at the address and telephone number below:

Computershare Trust Company, N.A.

Attention: Corporate Actions

250 Royall Street

Canton, MA 02021

(800) 546-5141

Aimco is a real estate investment trust that is focused on the ownership and management of quality apartment communities located in the largest markets in the United States. Aimco is one of the country’s largest owners and operators of apartments, with 361 communities serving approximately 250,000 residents in 30 states, the District of Columbia and Puerto Rico. Aimco common shares are traded on the New York Stock Exchange under the ticker symbol AIV and are included in the S&P 500. For more information about Aimco, please visit our website at www.aimco.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are based on management’s judgment as of this date and include certain risks and uncertainties. Risks and uncertainties include, but are not limited to, Aimco’s ability to maintain current or meet projected occupancy, rental rates and property operating results. Actual results may differ materially from those described in these forward-looking statements and, in addition, will be affected by a variety of risks and factors, some of which are beyond the control of Aimco, including, without limitation: financing risks, including the availability and cost of capital markets financing and the risk that our cash flows from operations may be insufficient to meet required payments of principal and interest; earnings may not be sufficient to maintain compliance with debt covenants; real estate risks, including fluctuations in real estate values and the general economic climate in the markets in which we operate and competition for residents in such markets; national and local economic conditions, including the pace of job growth and the level of unemployment; the terms of governmental regulations that affect Aimco and interpretations of those regulations; the competitive environment in which Aimco operates; the timing of acquisitions and dispositions; insurance risk, including the cost of insurance; natural disasters and severe weather such as hurricanes; litigation, including costs associated with prosecuting or defending claims and any adverse outcomes; energy costs; and possible environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of properties presently owned or previously owned by Aimco.

In addition, our current and continuing qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code and depends on our ability to meet the various requirements imposed by the Internal Revenue Code, through actual operating results, distribution levels and diversity of stock ownership.

Readers should carefully review Aimco’s financial statements and notes thereto, as well as the risk factors described in Aimco’s Annual Report on Form 10-K for the year ended December 31, 2011, and the other documents Aimco files from time to time with the Securities and Exchange Commission. These forward-looking statements reflect management’s judgment as of this date, and Aimco assumes no obligation to revise or update them to reflect future events or circumstances.